Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results and Declares Special Dividend

•	Net earnings per share of $2.56; includes ($0.15) per share in after-tax non-core items

•	Core net operating earnings of $2.71 per share, a 96% increase from the prior year period

•	Third quarter annualized ROE of 16.6%; annualized core operating ROE of 17.6%

•	Parent company cash and investments of approximately $2.7 billion; excess capital of $3.0 billion at September 30, 2021

•	Announces special cash dividend of $4.00 per share, payable November 22, 2021

•	Full year 2021 core net operating earnings guidance $10.10 - $10.70 per share, an increase from previous guidance of $8.40 - $9.20 per share

CINCINNATI – November 2, 2021 – American Financial Group, Inc. (NYSE: AFG) today reported 2021 third quarter net earnings attributable to shareholders of $219 million ($2.56 per share) compared to $164 million ($1.86 per share) for the 2020 third quarter. Net earnings for the 2021 third quarter included after-tax non-core realized losses on securities of $12 million ($0.15 per share loss). Comparatively, net earnings in the 2020 third quarter included net favorable after-tax non-core items of $43 million ($0.48 per share). Beginning with the first quarter of 2021 and through the date of sale in May 2021, the results of AFG’s Annuity operations are reported as discontinued operations in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued. Other details may be found in the table below.

AFG’s book value per share was $61.80 at September 30, 2021. During the third quarter of 2021, AFG declared cash dividends of $6.50 per share, which included a $2.00 per share special dividend paid in August and a $4.00 special dividend paid in October. AFG repurchased $12 million of its common stock at an average price per share of $125.17 (adjusted for the special dividends). Annualized return on equity was 16.6% and 12.9% for the third quarters of 2021 and 2020, respectively.

Core net operating earnings were $231 million ($2.71 per share) for the 2021 third quarter, compared to $121 million ($1.38 per share) in the 2020 third quarter. Core net operating earnings for the third quarters of 2021 and 2020 generated annualized returns on equity of 17.6% and 9.6%, respectively. The year-over-year increase was primarily the result of substantially higher underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations and significantly higher P&C net investment income, due to the continued strong performance of AFG’s $1.7 billion alternative investment portfolio. Additional details for the 2021 and 2020 third quarters may be found in the table below.

	Three Months Ended September 30,
Components of Pretax Core Operating Earnings	2021	2020(a)	2021	2020(a)	2021	2020(a)
	Before Impact of Alternative Investments		Alternative Investments, net of DAC		Core Net Operating Earnings, as reported
In millions, except per share amounts P&C Pretax Core Operating Earnings	$245	$177	$84	$28	$329	$205
Real estate entities and other acquired from Annuity operations	—	—	—	3	—	3
Other expenses	(21)	(29)	—	—	(21)	(29)
Holding company interest expense	(24)	(24)	—	—	(24)	(24)

Pretax Core Operating Earnings	200	124	84	31	284	155
Related provision for income taxes	35	28	18	6	53	34

Core Net Operating Earnings	$165	$96	$66	$25	$231	$121

Core Net Operating Earnings Per Share	$1.94	$1.10	$0.77	0.28	$2.71	$1.38
Weighted Avg Diluted Shares Outstanding	85.2	88.5	85.2	88.5	85.2	88.5

Footnote	(a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Book value per share, excluding unrealized gains related to fixed maturities, was $59.70 per share at September 30, 2021, compared to $63.61 at the end of 2020, reflecting the $20.00 per share in special dividends declared during the first nine months of 2021.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of discontinued operations, net realized gains and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2021	2020(a)	2021	2020(a)
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$284	$155	$794	$382
Pretax non-core items:
Realized gains (losses) on securities	(17)	23	103	(197)
Neon exited lines(b)	—	(70)	4	(122)
Special A&E charges	—	(68)	—	(68)
Other	—	—	(11)	—

Earnings (loss) before income taxes	267	40	890	(5)
Provision (credit) for income taxes:
Core operating earnings	53	34	152	76
Non-core items	(5)	(82)	12	(128)

Total provision (credit) for income taxes	48	(48)	164	(52)

Net earnings from continuing operations including noncontrolling interests	219	88	726	47
Discontinued annuity operations	—	76	914	(20)
Less: net earnings (loss) attributable to noncontrolling interests:
Non-core items	—	—	—	(13)

Net earnings attributable to shareholders	$219	$164	$1,640	$40

Net earnings:
Core net operating earnings(c)	$231	$121	$642	$306
Non-core items:
Realized gains (losses) on securities	(12)	18	83	(156)
Neon exited lines(b)	—	3	3	(36)
Special A&E charges	—	(54)	—	(54)
Other	—	—	(2)	—

Net earnings from continuing operations	219	88	726	60
Discontinued annuity operations	—	76	914	(20)

Net earnings attributable to shareholders	$219	$164	$1,640	$40

Components of earnings per share:
Core net operating earnings(c)	$2.71	$1.38	$7.48	$3.40
Non-core Items:
Realized gains (losses) on securities	(0.15)	0.20	0.95	(1.72)
Neon exited lines(b)	—	0.03	0.04	(0.41)
Special A&E charges	—	(0.61)	—	(0.61)
Other	—	—	(0.02)	—

Diluted net earnings per share from continuing operations	$2.56	$1.00	$8.45	$0.66
Discontinued annuity operations	—	0.86	10.66	(0.21)

Diluted net earnings per share	$2.56	$1.86	$19.11	$0.45

Footnotes (a), (b), and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors has declared a special cash dividend of $4.00 per share of American Financial Group common stock. The dividend is payable on November 22, 2021 to shareholders of record on November 15, 2021. The aggregate amount of this special dividend will be approximately $340 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.56 per share most recently paid on October 25, 2021. With this special dividend, the Company has declared $24.00 per share in special dividends in 2021.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are extremely pleased with AFG’s performance during the third quarter. Our Specialty P&C businesses reported outstanding underwriting margins, and results in our portfolio of alternative investments continued to exceed our expectations. Annualized core return on equity was nearly 18%. We believe that our disciplined – yet opportunistic – operating philosophy, a lower net catastrophe exposure than our peers, a continued economic recovery and a strong P&C rate environment all contributed to these outstanding results.

“AFG had approximately $3.0 billion of excess capital (including parent company cash and investments of approximately $2.7 billion) at September 30, 2021. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.

“Based on the strong results reported in the first nine months of the year, we now expect AFG’s core net operating earnings in 2021 to be in the range of $10.10 to $10.70, an increase from our previous range of $8.40 to $9.20 per share. Our core earnings per share guidance excludes non-core items such as results of discontinued operations, realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. Furthermore, the above guidance reflects the expectation of an above-average crop year and an annualized return of approximately 10% on alternative investments in the fourth quarter of 2021.”

Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were a record $329 million in the third quarter of 2021, $124 million higher and a 60% increase from the comparable prior year period. The year-over-year improvement was the result of significantly higher P&C underwriting profit and substantially higher P&C net investment income, primarily due to higher earnings from alternative investments.

The Specialty P&C insurance operations generated an underwriting profit of $169 million in the 2021 third quarter, compared to $104 million in the third quarter of 2020, driven primarily by higher year-over-year underwriting profit in our Specialty Casualty Group and to a lesser extent, our Specialty Financial Group. Pretax catastrophe losses, net of reinsurance and inclusive of reinstatement premiums, were $31 million, primarily as a result of losses related to Hurricane Ida. By comparison, catastrophe losses in the comparable prior year period were $57 million. The third quarter 2021 combined ratio was a very strong 89.0%, improving 3.1 points from the 92.1% reported in the comparable prior year period, and includes 2.0 points in catastrophe losses. By comparison, catastrophe losses in the third quarter of 2020 added 2.7 points to the combined ratio. Third quarter 2021 results included 5.4 points of favorable prior year reserve development, compared to 3.7 points in the third quarter of 2020.

AFG recorded $3 million in losses related to COVID-19 related to accident year 2021 in the third quarter of 2021 and recorded favorable reserve development of approximately $3 million related to accident year 2020 COVID-19 reserves based on loss experience. Given the uncertainties surrounding the ultimate number and scope of claims relating to the pandemic, approximately 63% of the $96 million in AFG’s cumulative COVID-19 related losses are held as incurred but not reported (IBNR) reserves at September 30, 2021.

Third quarter 2021 gross and net written premiums were up 19% and 16%, respectively, when compared to the third quarter of 2020. Strong year-over-year growth was reported within each of the Specialty P&C groups as a result of an improving economy, new business opportunities and a strong renewal rate environment.

Average renewal pricing across our entire P&C Group was up approximately 11% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 13%. Both measures are an improvement over the rate increases reported in the second quarter of 2021. With the exception of workers’ compensation, we are continuing to achieve strong renewal rate increases in the vast majority of our businesses.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported 2021 third quarter underwriting profit of $45 million, compared to $47 million in the third quarter of 2020. Higher underwriting profits in our crop business and Singapore Branch were more than offset by lower underwriting profit in our transportation, property & inland marine and non-crop agricultural businesses. Catastrophe losses in this group, net of reinsurance and inclusive of reinstatement premiums, were $14 million in the third quarter of 2021, compared to $18 million in the comparable 2020 period.

Gross and net written premiums for the third quarter of 2021 were 26% and 22% higher, respectively, than the comparable 2020 period, with growth reported in all businesses in this group. The growth came primarily from our crop insurance business – primarily the result of higher commodity futures pricing and rate increases – and our transportation businesses, primarily the result of new accounts, combined with strong renewals. Excluding the impact of crop insurance, third quarter 2021 gross and net written premiums increased 14% and 13%, respectively when compared to the 2020 third quarter. Overall renewal rates in this group increased 5% on average for the third quarter of 2021.

The Specialty Casualty Group reported a 2021 third quarter underwriting profit of $110 million, compared to $53 million in the third quarter of 2020, primarily the result of higher profitability in our workers’ compensation, excess and surplus lines, excess liability, and general liability businesses. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. The businesses in the Specialty Casualty Group achieved a very strong 82.0% calendar year combined ratio overall in the third quarter, an improvement of 8.7 points from the comparable period in 2020. Catastrophe losses for this group were $3 million and $8 million in the third quarters of 2021 and 2020, respectively.

Third quarter 2021 gross and net written premiums increased 15% and 14%, respectively, when compared to the same prior year period. Excluding workers’ compensation, gross and net written premiums grew by 18% and 20%, respectively year-over-year. Nearly all the businesses in this group achieved strong renewal pricing and reported premium growth during the third quarter. Significant renewal rate increases and new business opportunities contributed to higher premiums in our excess & surplus lines business. Renewal rate increases, strong account retention and new business opportunities contributed to higher premiums in our targeted markets businesses. Our mergers and acquisitions liability and executive liability businesses also contributed meaningfully to the year-over-year growth. Renewal pricing for this group was up 13% in the third quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 18%. Both measures are improvements from the rate increases achieved in the second quarter of 2021.

The Specialty Financial Group reported an underwriting profit of $26 million in the third quarter of 2021, compared to $13 million in the third quarter of 2020, primarily as a result of higher year-over-year underwriting profit in our surety and financial institutions businesses. Catastrophe losses for this group, net of reinsurance and inclusive of reinstatement premiums, were $14 million in the third quarter of 2021, compared to $13 million in the prior year quarter. This group continued to achieve excellent underwriting margins and reported an 84.2% combined ratio for the third quarter of 2021.

Third quarter 2021 gross and net written premiums in this group were up 9% and 8%, respectively, when compared to the prior year period. Nearly all businesses in this group reported growth, including our surety, fidelity & crime and lender services businesses. Renewal pricing in this group was up approximately 8% for the quarter, consistent with results in the second quarter of 2021.

Carl Lindner III stated, “For the third quarter in a row, AFG achieved record P&C operating earnings. Underwriting margins across our portfolio of businesses were excellent, with an overall Specialty P&C combined ratio of 89%. Catastrophe losses were manageable, we are continuing to achieve strong renewal pricing, each of our Specialty P&C groups reported healthy growth and we are projecting an above average crop year.

Mr. Lindner added, “Based on results through the first nine months and higher than expected crop earnings, we now expect an overall 2021 calendar year combined ratio in the range of 86% to 88%, an improvement from the range of 88% to 90% estimated previously, and we now expect net written premiums to be 11% to 14% higher than the $5.0 billion reported in 2020, which is an increase from the range of +10% to +13% estimated previously. We expect the market to remain firm throughout the remainder of the year, allowing us to act on business opportunities and achieve solid renewal rate increases.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

A&E Reserves

During the third quarter of 2021, AFG conducted an in-depth comprehensive review of its asbestos and environmental (A&E) exposures relating to the run-off operations of its P&C Group and its exposures related to former railroad and manufacturing operations and sites. During the review, no new trends were identified and recent claims activity was generally consistent with our expectations resulting from our 2020 external study. As a result, the review resulted in no net change to the P&C Group’s A&E reserves, and a minor increase in AFG’s liabilities for the environmental exposures of its former railroad and manufacturing operations. This minor adjustment is included in AFG’s core operating earnings for the three months ended September 30, 2021.

At September 30, 2021, the P&C Group’s insurance reserves include A&E reserves of $414 million, net of reinsurance recoverables. At September 30, 2021, the property and casualty insurance segment’s three-year survival ratios were 25.7 times paid losses for asbestos reserves, 24.4 times paid losses for environmental reserves and 25.1 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by A.M. Best as of December 31, 2020, which indicate that industry survival ratios were 7.9 for asbestos, 8.5 for environmental, and 8.1 for total A&E reserves.

Investments

P&C Net Investment Income – For the nine months ended September 30, 2021, P&C net investment income was approximately 66% higher than the comparable 2020 period and included significantly higher earnings from alternative investments. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The annualized return on alternative investments in the third quarter of 2021 was 20.3%. The cumulative return on these investments over the past five calendar years was approximately 10%. Excluding the impact of alternative investments, P&C net investment income for the nine months ended September 30, 2021 decreased 8% year-over-year, reflecting lower market interest rates. Assuming an annualized return of approximately 10% on our $1.7 billion of alternative investments in the fourth quarter would result in an annual return on this portfolio of approximately 20% in 2021.

Non-Core Net Realized Gains (Losses) – AFG recorded third quarter 2021 net realized losses on securities of $12 million ($0.15 loss per share) after tax, which included $12 million ($0.15 per share) in after-tax net losses to adjust equity securities that the Company continued to own at September 30, 2021, to fair value. By comparison, AFG recorded third quarter 2020 net realized gains on securities of $18 million ($0.20 per share) after tax. Prior period results have been adjusted to reflect the reclassification of AFG’s annuity operations to discontinued operations. See the table below under “Discontinued Annuity Operations” for additional information.

After-tax unrealized gains on fixed maturities were $178 million at September 30, 2021. Our portfolio continues to be high quality, with 88% of our fixed maturity portfolio rated investment grade and 97% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Discontinued Annuity Operations

On May 28, 2021, AFG completed the sale of its Annuity business to Mass Mutual. Initial cash proceeds from the sale (based on the preliminary closing balance sheet) were $3.5 billion. AFG recognized an after-tax non-core gain on the sale of $656 million ($7.62 per AFG share) in the first half of 2021. Both the proceeds and the gain are subject to post-closing adjustments, which are not expected to be material. Beginning with the first quarter of 2021 and through the sale date, AFG reported the results of its Annuity operations as discontinued operations, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued. A reconciliation of amounts as previously presented to amounts reported as Discontinued Annuity Operations for the nine-month period ended September 30, 2021 (through the May 2021 sale date) and the three- and nine-month periods ended September 30, 2020 appears in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2021 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, November 3, 2021. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 1653603. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until November 10, 2021. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 1653603.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until November 10, 2021.

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2021-25

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenues
P&C insurance net earned premiums	$1,529	$1,381	$3,952	$3,774
Net investment income	169	122	521	314
Realized gains (losses) on:
Securities	(17)	23	103	(197)
Subsidiaries	—	(30)	4	(30)
Income of managed investment entities:
Investment income	45	46	135	154
Gain (loss) on change in fair value of assets/liabilities	1	(5)	9	(21)
Other income	27	19	70	62

Total revenues	1,754	1,556	4,794	4,056
Costs and expenses
P&C insurance losses & expenses	1,371	1,369	3,522	3,676
Interest charges on borrowed money	24	24	71	64
Expenses of managed investment entities	37	34	115	129
Other expenses	55	89	196	192

Total costs and expenses	1,487	1,516	3,904	4,061

Earnings (loss) from continuing operations before income taxes	267	40	890	(5)
Provision (credit) for income taxes	48	(48)	164	(52)

Net earnings from continuing operations, including noncontrolling interests	219	88	726	47
Net earnings (loss) from discontinued operations	—	76	914	(20)

Net earnings, including controlling interests	219	164	1,640	27
Less: Net earnings (loss) from continuing operations attributable to noncontrolling interests	—	—	—	(13)

Net earnings attributable to shareholders	$219	$164	$1,640	$40

Earnings (loss) attributable to shareholders per diluted common share:
Continuing operations	$2.56	$1.00	$8.45	$0.66
Discontinued operations	—	0.86	10.66	(0.21)

Diluted earnings attributable to shareholders	$2.56	$1.86	$19.11	$0.45

Average number of diluted shares	85.2	88.5	85.8	89.9

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

Selected Balance Sheet Data:	September 30, 2021	December 31, 2020
Total cash and investments	$16,387	$13,494
Long-term debt	$1,964	$1,963
Shareholders’ equity(c)	$5,240	$6,789
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)	$5,062	$5,493
Book value per share	$61.80	$78.62
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$59.70	$63.61
Common Shares Outstanding	84.8	86.3

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2021	2020		2021	2020
Gross written premiums	$2,656	$2,223	19%	$6,209	$5,288	17%

Net written premiums	$1,729	$1,488	16%	$4,303	$3,776	14%

Ratios (GAAP):
Loss & LAE ratio	62.4%	63.8%		59.0%	61.8%
Underwriting expense ratio	26.6%	28.3%		29.4%	31.4%

Specialty Combined Ratio	89.0%	92.1%		88.4%	93.2%

Combined Ratio – P&C Segment	89.0%	98.8%		88.4%	97.0%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$1,334	$1,061	26%	$2,705	$2,166	25%
Specialty Casualty	1,121	978	15%	2,922	2,579	13%
Specialty Financial	201	184	9%	582	543	7%

	$2,656	$2,223	19%	$6,209	$5,288	17%

Net Written Premiums:
Property & Transportation	$773	$635	22%	$1,740	$1,447	20%
Specialty Casualty	732	642	14%	1,912	1,739	10%
Specialty Financial	165	153	8%	485	441	10%
Other	59	58	2%	166	149	11%

	$1,729	$1,488	16%	$4,303	$3,776	14%

Combined Ratio (GAAP):
Property & Transportation	93.5%	91.9%		89.6%	92.1%
Specialty Casualty	82.0%	90.7%		86.6%	92.1%
Specialty Financial	84.2%	91.6%		84.9%	93.5%
Aggregate Specialty Group	89.0%	92.1%		88.4%	93.2%

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(18)	$(26)	$(101)	$(78)
Specialty Casualty	(56)	(16)	(85)	(91)
Specialty Financial	(18)	(9)	(38)	(22)
Other Specialty	9	3	14	10

Specialty Group	(83)	(48)	(210)	(181)
Special A&E Reserve Charge – P&C Run-off	—	47	—	47
Other	1	1	2	15

Total Reserve Development	$(82)	$—	$(208)	$(119)

Points on Combined Ratio:
Property & Transportation	(2.5)	(4.5)	(6.5)	(5.8)
Specialty Casualty	(9.1)	(2.9)	(4.8)	(5.5)
Specialty Financial	(11.2)	(5.7)	(7.9)	(4.8)
Aggregate Specialty Group	(5.4)	(3.7)	(5.3)	(5.0)
Total P&C Segment	(5.4)	—	(5.2)	(3.1)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)

On May 28, 2021, AFG completed the sale of its Annuity business to MassMutual. The results of AFG’s Annuity operations are reported as discontinued operations beginning with the first quarter of 2021 and through the date of sale, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued.

b)

In January 2020, AFG announced its plans to exit the Lloyd’s of London insurance market and actions it had initiated to place its Lloyd’s subsidiaries including its Lloyd’s Managing Agency, Neon Underwriting Ltd., into run-off. AFG recorded a net favorable $3 million ($0.03 per share) non-core, after-tax impact from Neon Exited Lines in the third quarter of 2020. AFG sold the legal entities that owned its Lloyd’s of London insurer, Neon, to RiverStone Holdings Limited in a transaction that closed in the fourth quarter of 2020. In the second quarter of 2021, AFG recognized an after-tax non-core gain of $3 million ($0.03 per share) related to contingent consideration received on the sale of Neon.

c)	Components of core net operating earnings (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Core Operating Earnings before Income Taxes:
P&C insurance segment	$329	$205	$905	$502
Real estate entities and other acquired from Annuity operations	—	3	50	10
Interest and other corporate expenses	(45)	(53)	(161)	(130)

Core operating earnings before income taxes	284	155	794	382
Related income taxes	53	34	152	76

Core net operating earnings	$231	$121	$642	$306

d)

Shareholders’ Equity at September 30, 2021 includes $178 million ($2.10 per share) in unrealized after-tax gains on fixed maturities. Shareholders’ Equity at December 31, 2020 includes $1.3 billion ($14.54 per share) in unrealized after-tax gains on fixed maturities and $41 million ($0.47 per share) in unrealized after-tax gains on fixed maturity-related cash flow hedges.

e)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.